EXHIBIT 3.1

ARTICLES OF INCORPORATION

OF

PAINCARE HOLDINGS, INC.

The undersigned subscriber to these Articles of Incorporation hereby forms a corporation under the Florida Business Corporations Act.

ARTICLE I

Name of Corporation

The Name of the corporation is:

PainCare Holdings, Inc.

ARTICLE II

Commencement of Business

The existence of the corporation will commence on the date of filing of these Articles of Incorporation.

ARTICLE III

Purpose

This corporation may engage in any activity or business permitted under the laws of the United States and the State of Florida.

ARTICLE IV

Capital Stock

1. Authorized Stock. This corporation is authorized to issue the following shares of capital stock:

(a) Common Stock. The aggregate number of shares of Common Stock which the corporation shall have authority to issue is 75,000,000 with a par value of $.0001 per share.

(b) Preferred Stock. The aggregate number of shares of Blank Check Preferred Stock which the corporation shall have authority to issue is 10,000,000 with a par value of $.0001 per share.

2. Description of Common Stock. Holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders and may not cumulate their votes for the election of directors. Shares of Common Stock are not redeemable, do not have any conversion or preemptive rights, and are not subject to further calls or assessments once fully paid.

Holders of Common Stock will be entitled to share pro rata in such dividends and other distributions as may be declared from time to time by the board of Directors our of funds legally available therefore, subject to any prior rights accruing to any holders of preferred stock of the Company. Upon liquidation or dissolution of the Company, holders of shares of Common Stock will be entitled to share proportionally in all assets available for distributions to such holders.

3. Description of Preferred Stock. The terms, preferences, limitations and relative rights of the Preferred Stock are as follows:

(a) The Board of Directors is expressly authorized at any time and from time to time to provide for the issuance of shares of Preferred Stock in one or more series, with such voting powers, full or limited, but not to exceed one vote per share, or without voting powers, and with such designations, preferences and relative participating, optional or other special rights and qualifications, limitations or restrictions, as shall be fixed and determined in the resolution or resolutions providing for the issuance thereof adopted by the Board of Directors, and as are not stated and express in this Certificate of Incorporation or any amendment hereto, including (but without limiting the generality of the foregoing) the following:

(i) the distinctive designation of such series and the number of shares which shall constitute such series, which number may be increased (but not above the total number of authorized shares of Preferred Stock and, except where otherwise provided by the Board of Directors in creating such series) or decreased (but not below the number of shares thereof then outstanding) from time to time by resolution by the Board of Directors;

(ii) the rate of dividends payable on shares of such series, the times of payments, whether dividends shall be cumulative, the conditions upon which and the date from which such dividends shall be cumulative;

(iii) whether shares of such series can be redeemed, the time or times when, and the price or prices at which shares of such series shall be redeemable, the redemption price, terms and conditions of redemption, and the sinking fund provisions, if any, for the purchase or redemption of such shares;

(iv) the amount payable on shares of such series and the rights of holders of such shares in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affaires of the corporation;

(v) the rights, if any, of the holders of shares of such series to convert such shares into, or exchange such shares for, shares of Common Stock or shares of any other class or series of Preferred Stock and the terms and conditions of such conversion or exchange; and

(vi) the rights, if any, of the holders of shares of such series to vote.

(b) Except in respect of the relative rights and preferences that may be provided by the Board of Directors as hereinbefore provided, all shares of Preferred Stock shall be of equal rank and shall be identical, and each share of series shall be identical in all respects with the other shares of the same series.

ARTICLE V

Term of Existence

This corporation is to exist perpetually.

ARTICLE VI

Principal Place of Business

The initial street address in this state of the principal office of this corporation is 37 North Orange Avenue, Suite 500, Orlando, Florida 32801. The

Board of Directors may, from time to time, move the principal office to any other address in Florida.

ARTICLE VII

Incorporator

The name and street address of the incorporator is:

Name	Address
E. Nicholas Davis, III	2710 Rew Circle
Suite 100
Ocoee, FL 34761

The incorporator of this corporation assigns to this corporation his rights under Section 607.0210, Florida Statutes, to constitute a corporation, and he assigns to those persons designated by the board of directors any rights he may have as incorporator to acquire any of the capital stock of this corporation, this assignment becoming effective on the date corporate existence begins.

ARTICLE VIII

Initial Board of Directors

The corporation shall have three (3) directors initially. The names and addresses of the initial directors are as follows:

Name	Address
Randy Lubinsky	37 North Orange Ave., Ste. 500
Orlando, FL 32801

Mark Szporka	37 North Orange Ave., Ste. 500
Orlando, FL 32801

Jay L. Rosen, M.D.	37 North Orange Ave., Ste. 500
Orlando, FL 32801

Peter Rothbart, M.D.	37 North Orange Ave., Ste. 500
Orlando, FL 32801

ARTICLE IX

Initial Registered Office and

Registered Agent

The initial designation of the registered office of this corporation is, 2710 Rew Circle, Suite 100, Ocoee, FL 34761, and the registered agent at this address is E. Nicholas Davis, III.

ARTICLE X

Amendments

These Articles of Incorporation may be amended in the manner provided by law. Every amendment shall be approved by the Board of Directors, proposed by them to the stockholders, and approved at the stockholders’ meeting by a majority of the stock entitled to vote thereon, unless a majority of the directors and a majority of the stockholders sign a written statement manifesting their intention that a certain amendment of these Articles of Incorporation be made.

ARTICLE XI

By-Laws

New by-laws may be adopted, and existing by-laws may be amended or repealed by the shareholders or by the board of directors, by the affirmative vote of the holders of a majority of the voting power of the shares entitled to vote thereon or of a majority of the directorships, as the case may be. The notice of any meeting of shareholders or directors at which by-laws are to be adopted, amended or repealed shall include notice of such proposed action. Any action taken with respect to adopting or repealing a by-law or amending the by-laws by the board of directors may be rendered ineffective by the affirmative of vote of the holders of a majority of the voting power of the shares entitled to vote, provided that the notice of any meeting of the shareholders at which actions of the board of directors are to be rendered ineffective shall include notice of such proposed action.

ARTICLE XII

Conference Meetings

Members of the Board of Directors may participate in meetings of the Board of Directors by means of conference telephone as provided by law.

IN WITNESS WHEREOF, the undersigned incorporator has hereunto set his hand and seal this 16th day of September, 2002.

/s/ NICHOLAS DAVIS, III
E. Nicholas Davis, III

STATE OF FLORIDA	)
)
COUNTY OF ORANGE	)

On this 16th day of September, 2002, before me, a Notary Public in and for the State and County aforesaid, personally appeared E. Nicholas Davis, III, who either is known to me personally or who supplied              as identification, acknowledged to the fact that he is the incorporator, and registered agent of PainCare Holdings, Inc., and that he executed as said incorporator and registered agent the foregoing Articles of Incorporation of said Corporation as his act and deed and as the act and deed of said corporation.

WITNESS my hand and seal of office on the date and year first aforesaid.

NOTARY PUBLIC Notary Public Commission expires [Notarial Seal]

CERIFICATE OF DESIGNATION

OF

REGISTERED AGENT

Pursuant to Sections 48.091 and 607.0501, Florida Statutes, the following is submitted:

That E. Nicholas Davis, III, desiring to organize under the laws of the State of Florida with its registered office, as indicated in the Articles of Incorporation, at 2710 Rew Circle, Suite 100, Ocoee, FL 34761, County of Orange, State of Florida, has named E. Nicholas Davis, III, City of Ocoee, County of Orange, State of Florida, as its agent to accept service of process within this state.

ACKNOWLEDGEMENT

Having been named as registered agent to accept service of process for the corporation named above, at the place designated in this certificate, I hereby accept the appointment as registered agent and agree to act in that capacity. I further agree to comply with provisions of all statutes relating to the proper and complete performance of my duties, and I am familiar with and accept the obligations of my position as registered agent.

REGISTERED AGENT:

/S/ E. NICHOLAS DAVIS, III
E. Nicholas Davis, III